Exhibit 99.4

SECOND SUPPLEMENT
(DATED NOVEMBER 13, 2009)
TO
OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT
(DATED OCTOBER 28, 2009)

Century Aluminum Company

Offer To Exchange
8% Senior Secured Notes due 2014
for any and all outstanding
7.5% Senior Notes due 2014 (CUSIP No. 156431AH1)
and
Solicitation of Consents to Proposed Amendments to the Related Indenture
for a Consent Payment of $10 in Cash and $60 in Aggregate Principal Amount of
8% Senior Secured Notes due 2014 per $1,000 Aggregate Principal Amount
of 7.5% Senior Notes due 2014

The exchange offer and consent solicitation will expire at 11:59 p.m., New York City time, on December 3, 2009, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”).  The consent payment deadline is 11:59 p.m., New York City time, on November 18, 2009, unless extended as described herein (such date and time, as the same may be extended, the “Consent Payment Deadline”).   All capitalized terms that are not defined herein have the meanings assigned to them in the Offering Circular and Consent Solicitation Statement dated October 28, 2009 (the “Offering Circular and Consent Solicitation Statement”).

Pursuant to the Offering Circular and Consent Solicitation Statement, we previously offered to issue up to $250 million of newly issued 8% Senior Secured Notes due 2014 (the “Exchange Notes”) in exchange for $250 million of our outstanding 7.5% Senior Notes due 2014 (the “Existing Notes”) and delivery of related consents.  Pursuant to the First Supplement to the Offering Circular and Consent Solicitation Statement, dated November 10, 2009 (the “First Supplement”), we previously extended the Consent Payment Deadline by which holders of the Existing Notes must tender Existing Notes to receive the Consent Payment in the consent solicitation from 11:59 p.m., New York City time, on November 10, 2009 to 11:59 p.m., New York City time, on November 18, 2009, unless further extended, and the Expiration Time of the exchange offer and consent solicitation from 11:59 p.m., New York City time, on November 25, 2009 to 11:59 p.m., New York City time, on December 3, 2009, unless further extended

Amendment of Consent Payment

         Pursuant to this Second Supplement dated November 13, 2009 (this “Second Supplement”), we are offering to pay an additional $20 ($10 in cash and $10 in aggregate principal amount of Exchange Notes) for each $1,000 aggregate principal amount of 2014 Notes with respect to which consents are validly delivered (and not validly revoked) prior to the Consent Payment Deadline. Accordingly, the consent payment, as amended, offered by us for each $1,000 aggregate principal amount of Existing Notes with respect to which consents are validly delivered (and not validly revoked) prior to the Consent Payment Deadline is $10 in cash and $60 in principal amount of Exchange Notes.

Amendment to "Description of the Exchange Notes--Book Entry; Delivery Form"

Pursuant to this Second Supplement, we are amending the Offering Circular and Consent Solicitation Statement to provide that the Exchange Notes may be issued in any integral multiple of $10 in excess of $1,000.

Addendum to “Material United States Federal Income Tax Considerations”

As described in the “Material United States Federal Income Tax Considerations” section of the Offering Circular and Consent Solicitation Statement, based on the assumption that the Exchange Notes do not constitute “securities” for U.S. federal income tax purposes, the exchange of Existing Notes for Exchange Notes would be a taxable exchange for U.S. Holders (but not for Non-U.S. Holders unless they meet certain tests).  As described in the Offering Circular and Consent Solicitation Statement, although not free from doubt, we believe that the consent payment is additional exchange offer consideration and would increase the amount of the gain recognized (or reduce the amount of the loss recognized) with respect to the exchange.

The additional consent payment being offered in the exchange offer and consent solicitation would further increase the amount of the gain recognized (or further reduce the amount of the loss recognized) with respect to the exchange.  The gain or loss would be measured by the difference, if any, between (a) the sum of the amount of the cash portion of the consent payment and the issue price (i.e., fair market value) of the Exchange Notes, including the additional Exchange Notes issued as a portion of the consent payment, received in the exchange, and (b) the holder’s adjusted tax basis in the Existing Notes.

The foregoing discussion of material U.S. federal income tax consequences is not a substitute for careful tax planning and advice from your own tax advisor based upon your individual circumstances, and is subject to the limitations and qualifications of the “Material United States Federal Income Tax Considerations” section of the Offering Circular and Consent Solicitation Statement.

TO COMPLY WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY HOLDERS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

We have been advised by our financial advisor that a group of holders purporting to represent a majority of the outstanding aggregate principal amount of Existing Notes has orally expressed non-binding indications of interest in participating in the exchange offer and consent solicitation, as amended; because these indications of interest are unwritten and non-binding, neither we nor our financial advisor can assure you that these holders will participate in the exchange offer and consent solicitation.

The exchange offer and consent solicitation is being made upon the terms set forth in the Offering Circular and Consent Solicitation Statement, as supplemented by the First Supplement and this Second Supplement.  Except as expressly set forth in this Second Supplement, the terms and conditions of the exchange offer and consent solicitation remain as set forth in the First Supplement and the Offering Circular and Consent Solicitation Statement.  To the extent there is a conflict between the information contained in this Second Supplement, on the one hand, and the information contained in the First Supplement and the Offering Circular and Consent Solicitation Statement, on the other hand, you should rely on the information in this Second Supplement.

Globic Advisors, Inc., the information and exchange agent, has been appointed as information and exchange agent for the exchange offer and consent solicitation.  Consents and letters of transmittal and all correspondence in connection with the exchange offer and consent solicitation should be sent or delivered by each holder or a beneficial owner’s nominee to the information and exchange agent at the address or the telephone number set forth on the back cover of the Offering Circular and Consent Solicitation Statement.  Any holder or beneficial owner that has questions concerning tender procedures should contact the information and exchange agent at the address or the telephone number set forth on the back cover of the Offering Circular and Consent Solicitation Statement.  Questions and requests for assistance or additional copies of the Offering Circular and Consent Solicitation Statement or the letter of transmittal may be directed to the information and exchange agent at its address and telephone number set forth on the back cover of the Offering Circular and Consent Solicitation Statement.  Holders may also contact their nominee for assistance concerning the exchange offer and consent solicitation.